Exhibit 4.83
FIFTH AMENDMENT TO THE EXCLUSIVE RAGNAROK LICENSE
AND DISTRIBUTION AGREEMENT
THIS FIFTH AMENDMENT TO THE EXCLUSIVE RAGNAROK LICENSE AND DISTRIBUTION AGREEMENT (“this Amendment”), dated as of February 1st, 2010, is entered into by and between Burda:ic GmbH, a company organized under the laws of Germany (“Licensee”), having its principal offices at Arabellastr. 23, 81925 Munich, Germany, and Gravity Co., Ltd., a company organized under the laws of the Republic of Korea (“Licensor”), having its principal offices at 15F Nuritkum Square BIZ Tower, 1605, Sangam-Dong, Mapo-Gu, Seoul, Korea.
Recitals
WHEREAS, Licensor and Licensee (solely also as “Party”, collectively as “Parties”) entered into the Exclusive Ragnarok Online License and Distribution Agreement (“the Agreement”) dated November 26th, 2003. Parties entered into the Fourth Amendment to the Exclusive Ragnarok Online License and Distribution Agreement dated April 30th, 2008 for the latest renewal of the Agreement.
WHEREAS, the Parties now desire to amend the Agreement as specified below;
NOW, THEREFORE the Parties agree as follows:
1.	Agreement Term Extension:

The Parties agree to extend the term of the Agreement for Six (6) months from the expiration date with the conditions stated as below in this Agreement. The newly extended term of the Agreement shall be from April 14th, 2010 to October 14th, 2010.
2.	Terms and Conditions:

Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

3.	Renewal Discussion:

No later than four (4) months prior to October 14th, 2010, the Parties will mutually discuss the terms and conditions of the Agreement for further renewals. If no agreement in writing is made between the Parties for renewal or re-execution of a license agreement during such period, the Agreement shall expire without any further extension or renewal.
IN WITNESS WHEREOF, the Parties have caused and executed this Agreement on the date first above-written in duplicate originals by their duly authorized representatives as of the day and year first above written.

Gravity Co., Ltd.			Burda:ic GmbH

By:			By:

	Name:	Toshiro Ohno		Name:	Ingo Griebl
	Title:	President & CEO		Title:	Managing Director

By:			By:

	Name:	Yoon Seok Kang		Name:	Achim Kaspers
	Title:	CEO		Title:	Managing Director